Exhibit (e)(2)

AMENDMENT TO DISTRIBUTION AGREEMENT

The Distribution Agreement (the “Agreement”) dated as of January 1, 2002, as amended June 26, 2003, by and between Manufacturers Investment Trust, now known as John Hancock Trust (the “Trust”) and Manulife Financial Securities LLC, now known as, John Hancock Distributors, LLC (the “Distributor”) is hereby amended as of May 28, 2010 as follows:

WHEREAS, the parties desires to mutually modify certain terms of the Agreement.

NOW, THEREFORE, the Trust and the Distributor agree as follows:

1.          The following provision is hereby added to the Agreement:

“Indemnification.

(a)   The Trust agrees to indemnify, defend and hold the Distributor, its officers, and Trustees, and any person who controls the Distributor within the meaning of Section 15 of the Securities Act of 1933 (the “1933 Act”) or Section 20 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), free and harmless from and against any and all claims, demands or liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Distributor, its officers, Trustees or any such controlling persons may incur under the 1933 Act, the 1934 Act, or under common law or otherwise, arising out of or based upon (i) any untrue statement of a material fact contained in the Trust’s Registration Statement or Prospectus or arising out of or based upon any alleged omission to state a material fact required to be stated in either thereof or necessary to make the statements in either thereof not misleading, except insofar as such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by the Distributor to the Trust for use in the Registration Statement, (ii) any untrue statement of a material fact contained in the Trust’s advertisement or sales literature or arising out of or based upon any alleged omission to state a material fact required to be stated in either thereof or necessary to make the statements in either thereof not misleading, except insofar as such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by the Distributor to the Trust for use in such advertisement or sales literature or (iii) any action taken or omitted by the Trust prior to the date of this Agreement. The Distributor agrees to comply with all of the applicable terms and provisions of the 1934 Act.

(b)   The Distributor agrees to indemnify, defend, and hold the Trust, its officers, Trustees, employees shareholders and agents, and any person who controls the Trust within the meaning of Section 15 of the 1933 Act of Section 20 of the 1934 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending against such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Trust, its Trustees, officers, employees, shareholders and agents, or any such controlling person may incur under the 1933 Act, the 1934 Act or under common law or otherwise arising out of or based upon any untrue statement of a material fact contained in information furnished in writing by the Distributor to the Trust for use in the Registration Statement, or arising out of or based upon any omission or alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement necessary to make such information not misleading.

(c)   A party seeking indemnification hereunder (the “Indemnitee”) shall give prompt written notice to the party from whom indemnification is sought (“Indemnitor”) of a written assertion or claim of any threatened or pending legal proceeding which may be subject to indemnity under this Section; provided, however, that failure to notify the Indemnitor of such written assertion or claim shall not relieve the Indemnitor of any liability arising from this Section. The Indemnitor shall be entitled, if it so elects, to assume the defense of any suit brought to enforce a claim subject to this Agreement and such defense shall be conducted by counsel chosen by the Indemnitor and satisfactory to the Indemnitee; provided, however, that if the defendants include both the Indemnitee and the Indemnitor, and the Indemnitee shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnitor (“conflict of interest”), the Indemnitor shall have the right to select separate counsel to defend such claim on behalf of the Indemnitee. In the event that the Indemnitor elects to assume the defense of any suit pursuant to the preceding sentence and retains counsel satisfactory to the Indemnitee, the Indemnitee shall bear the fees and expenses of additional counsel retained by it except for reasonable investigation costs which shall be borne by the Indemnitor. If the Indemnitor (i) does not elect to assume the defense of a claim, (ii) elects to assume the defense of a claim but chooses counsel that is not satisfactory to the Indemnitee or (iii) has no right to assume the defense of a claim because of a conflict of interest, the Indemnitor shall advance or reimburse the Indemnitee, at the election of the Indemnitee, reasonable fees and disbursements of any counsel retained by Indemnitee, including reasonable investigation costs.”

2.          Except as otherwise referenced in this Amendment, the terms of the Agreement shall remain in full force and effect.

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

JOHN HANCOCK TRUST

(f/k/a Manufacturers Investment Trust)

By:	/s/ Hugh McHaffie
Hugh McHaffie,
President

JOHN HANCOCK DISTRIBUTOR, LLC

(f/k/a Manulife Financial Securities LLC)

By:	/s/ Karen Walsh
Karen Walsh, President

3